Exhibit 10.31

SECOND AMENDED AND RESTATED PROMISSORY NOTE

$800,000.00	New York, NY Date of Issuance: October 27, 2023

FOR VALUE RECEIVED, African Agriculture, Inc., a Delaware corporation (the “Borrower”) hereby unconditionally promises to pay to the order of 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company (the “Noteholder”) the principal amount of $800,000.00 (eight hundred thousand dollars) (the “Loan”) to be used for the purposes set forth in Section 5 related to Borrower’s business combination (the “Transaction”) with 10X Capital Venture Acquisition Corp. II. (the “SPAC”), together with all associated costs, as provided in this Promissory Note (this “Note”). This Note amends and restates in its entirety the amended and restated promissory note dated September 8, 2023 (the “Original Note”) between the Borrower and the Noteholder.

1. Payment Dates.

(a) Payment Date. This Note shall be repaid by Borrower to Noteholder as follows: Borrower shall repay this Note in full on the earlier of (i) the receipt of funds by Borrower from an equity, equity-linked, or debt financing (“Raise”), and, more specifically, by the first dollars received as a result of any Raise by the Borrower, (ii) any other capital infusion into the Borrower by a new or existing shareholder, noteholder, or any other third-party, (iii) the closing of the Transaction pursuant to that certain the Merger Agreement dated November 2, 2022 by and among the SPAC, 10X AA Merger Sub, Inc. and the Borrower, as amended (the “Merger Agreement”), or (iv) February 1, 2024. For the avoidance of doubt, (a) with regards to clauses (i) and (ii) above Borrower shall begin repayment of this Note immediately upon receiving any capital and will not be deemed to be in default if it cannot repay the full amount due hereunder as long as the first dollars in are used towards the repayment of this Note until the Note is repaid in full and (b) with regards to clause (iii) above Borrower shall repay the Note in full prior to paying any fees or expenses due or owed to any other third parties at the time of closing of the Transaction. All amounts payable hereunder are payable in lawful money of the United States of America at the address of the Noteholder set forth herein in immediately available funds. If an Event of Default (as defined below) occurs, payments and monies received may be applied in any manner and order deemed appropriate by the Noteholder.

2. Payment Mechanics.

(a) Manner of Payment. All payments of principal and interest shall be made in US dollars no later than 11:59 PM EST on the date on which such payment is due. Such payments shall be made by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

(b) Application of Payments. All payments shall be applied, first, to principal outstanding under this Note, and, second, to fees or charges outstanding under this Note.

(c) Business Day. Whenever any payment hereunder is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day. “Business Day” means a day other than Saturday, Sunday, or other day on which commercial banks in New York, NY are required by law to close.

(d) Evidence of Debt. The Borrower authorizes the Noteholder to record on the grid attached as Exhibit 1 the Loan made to the Borrower and the date and amount of each payment or prepayment of the Loan. The entries made by the Noteholder shall be prima facie evidence of the existence and amount of the obligations of the Borrower recorded therein in the absence of manifest error. No failure to make any such record, nor any errors in making any such records, shall affect the validity of the Borrower’s obligation to repay all amounts in accordance with the terms of this Note.

3. Cash Holdback. After this Note is repaid in full, Borrower shall holdback in cash an amount that will satisfy all audit, accounting, and other service provider invoices that are required to be satisfied in order to timely close the Transaction (“Cash Holdback”). For the avoidance of doubt, the Cash Holdback shall be used exclusively for the timely payment of expenses and fees associated with the Transaction as further detailed in Section 6(e) herein. This Section 3 shall survive the termination or completion of this Note and remain in full force and effect.

4. SPAC Extension.

(a) Cooperation. Borrower agrees to support the SPAC’s future extension efforts, if needed, and Borrower shall execute an amendment to the Merger Agreement reflecting the same within four (4) business days of the execution of the Original Note.

(b) Extension Share Reimbursement. Borrower acknowledges that in connection with the extraordinary general meetings of shareholders of the SPAC which took place on November 9, 2022 (the “First Extension Meeting”) and May 10, 2023 (the “Second Extension Meeting” and together with the First Extension Meeting, the “Extension Meetings”), Noteholder agreed to transfer, upon the closing of the Transaction, Class B ordinary shares, par value $0.0001 per share, of SPAC to certain shareholders of SPAC pursuant to executed non-redemption agreements (“Extension Shares”). Borrower agrees to reimburse Noteholder for the Extension Shares to be delivered to investors pursuant to the non-redemption agreements executed in connection with the Extension Meetings or any future extraordinary general meeting of shareholders of the SPAC whereby shareholders vote to approve a further extension of the SPAC on a one-for-one basis in the form of newly-issued shares of common stock of the SPAC following its domestication and the closing of the Transaction (the “Reimbursement Shares”). For the avoidance of doubt, the Borrower’s obligation under this subparagraph 4(b) shall survive any early prepayment of the Note, and the benefit of this subparagraph 4(b) shall inure to the person(s) obligated to transfer the Extension Shares (which is the Noteholder as of the date hereof) in the event the Note is assigned to another person by Noteholder.

5. Qualifying Expenses. Borrower and Noteholder agree that the proceeds of the Note may only be used for the purpose of funding Borrower’s audit and accounting costs related to the Transaction and other Transaction-related expenses (“Qualifying Expenses”) as may be mutually agreed by the parties hereto, which shall be drawn against the presentation of an invoice for each Qualifying Expense, subject to the acceptance and approval of the Noteholder in each case, in the Noteholder’s sole discretion.

6. Representations and Warranties. The Borrower represents and warrants to the Noteholder as follows:

(a) Existence. The Borrower is a corporation, validly existing, and in good standing under the laws of the state of its organization. The Borrower has the requisite power and authority to own, lease, and operate its property, and to carry on its business.

(b) Compliance with Law. The Borrower is in compliance with all laws, statutes, ordinances, rules, and regulations applicable to or binding on the Borrower, its property, and business.

(c) Power and Authority. The Borrower has the requisite power and authority to execute, deliver, and perform its obligations under this Note.

(d) Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with applicable law. The Borrower has duly executed and delivered this Note.

(e) Borrower shall use reasonable efforts to pursue a timely Transaction process and closing of the Transaction, including by causing timely payments of expenses and fees associated with the Transaction, completion of audits, filings, responses, votes, and registrations. Except for the exceptions carved out in the subparts of this Section 6(e), Borrower shall not fail to timely pay its Transaction-related fees and expenses or accrue an unpaid balance of fees and expenses with a Transaction-related service provider, including any accountant, auditor, attorney, or other advisor.

(i) After using the entire amount borrowed pursuant to this Loan to immediately pay its third-party audit, accounting, and legal expenses so that there is no additional delay in the filing of the relevant Transaction registration statement on Form S-4 (the “Registration Statement”), Borrower shall have forty-five (45) days from the execution of the Original Note to come into compliance with the second sentence of Section 6(e) above.

(ii) If Borrower and a Transaction-related service provider of Borrower agree in writing, including via e-mail, to defer some or all of Borrower’s fees and expenses until closing of the Transaction or a time that does not cause any delay to the closing of the Transaction (“Deferred Fees”), Borrower shall not be required to immediately pay that Transaction-related service provider’s Deferred Fees, and will not be in violation of this agreement with respect to that specific Transaction-related service provider’s Deferred Fees.1

(iii) After using the entire amount borrowed pursuant to this Loan to immediately pay its third-party audit, accounting, and legal expenses so that there is no additional delay in the filing of the Registration Statement, if Borrower fails to timely pay any fees due and payable to Transaction-related service providers and said failure does not result, directly or indirectly, in a delay to the closing of the Transaction, Borrower shall not be in deemed to be in default of Section 6(e)2.

This Section 6(e), including all four (4) of its subparts, shall survive the termination or completion of this Note and remain in full force and effect.

7. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

(a) Failure to Pay. The Borrower fails to pay (i) any principal amount of the Loan when due; or (ii) any other amount due hereunder within three (3) days after such amount is due.

(b) Breach of Representations and Warranties. Any representation or warranty made by the Borrower to the Noteholder herein contains an untrue or misleading statement of a material fact. Borrower agrees that Section 3 and Section 6(e) will survive the completion or termination of this Note.

(c) Bankruptcy; Insolvency.

(i) The Borrower institutes a voluntary case seeking relief under any law relating to bankruptcy, insolvency, reorganization, or other relief for debtors.

[1]	By way of example, if Borrower and its auditor (currently Whitley Penn) agree in writing to defer the fees due to Whitley Penn from Borrower until a time that does not cause any delay to the closing of the Transaction, those fees would be deemed deferred and Borrower will not be in violation of this Note with respect to the Deferred Fees to Whitley Penn, but shall still be responsible for timely payment of its fees and expenses due and payable to any other service provider that has not agreed to defer fees due to it from Borrower.
[2]	By way of example, if Borrower fails to timely pay some or all of the fees due and payable by Borrower to its legal counsel (currently Morrison Cohen) and Borrower and its legal counsel do not agree in writing to a deferral of those fees, but the non-payment does not result in a delay in the closing of the Transaction, Borrower will not be deemed to be in violation of Section 6(e).

(ii) An involuntary case is commenced seeking the liquidation or reorganization of the Borrower under any law relating to bankruptcy or insolvency.

(iii) The Borrower makes a general assignment for the benefit of its creditors.

(iv) The Borrower is unable, or admits in writing its inability, to pay its debts as they become due.

(v) A case is commenced against the Borrower or its assets seeking attachment, execution, or similar process against all or a substantial part of its assets.

(d) Failure to Give Notice. The Borrower fails to give the notice of Event of Default specified in Section 9.

8. Agreed Waivers of Event of Default. Noteholder agrees to waive any Event of Default resulting from the Borrower issuing (i) a Senior Promissory Note dated February 23, 2023, for a principal amount of $300,000, from an investor and not using that capital to repay this Note and (ii) issuing a Promissory Note dated February 2, 2023, for a principal amount of $50,000 and not using that capital to repay this Note.

9. Notice of Event of Default. As soon as possible after it becomes aware that an Event of Default has occurred, and in any event within one (1) calendar day, the Borrower shall notify the Noteholder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

10. Remedies. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount and all other amounts payable hereunder shall become immediately due and payable without notice, declaration, or other act on the part of the Noteholder; provided, however, that if an Event of Default described under Section 7(a) shall occur, Borrower and Noteholder agree to amend the Acquiror Support Agreement, dated November 2, 2022, by and among SPAC, Borrower, Sponsor, and the other signatories thereto (the “Acquiror Support Agreement”), to release 400,000 shares of Acquiror Common Stock (as defined in the Acquiror Support Agreement) held by Sponsor from the lock-up restrictions contained in Section 2 of the Acquiror Support Agreement with effect from the date such Event of Default shall have occurred.

11. Expenses. The Borrower shall reimburse the Noteholder on demand for all reasonable out-of-pocket costs, expenses, and fees, including the reasonable fees and expenses of counsel, incurred by the Noteholder in connection with the negotiation, documentation, and execution of this Note and the enforcement of the Noteholder’s rights hereunder.

12. Notices. All notices and other communications relating to this Note shall be in writing and shall be deemed given upon the first to occur of (x) deposit with the United States Postal Service or overnight courier service, properly addressed and postage prepaid; (y) transmittal by facsimile or e-mail properly addressed (with written acknowledgment from the intended recipient such as “return receipt requested” function, return e-mail, or other written acknowledgment); or (z) actual receipt by an employee or agent of the other party. Notices hereunder shall be sent to the following addresses, or to such other address as such party shall specify in writing:

(a) If to the Borrower:

445 Park Avenue, 9th Floor, New York, NY 10022

Attention: Alan Kessler

E-mail: ak@africanagriculture.com

(b) If to the Noteholder:

One World Trade Center, 85th Floor, New York, NY 10007

Attention: Hans Thomas

E-mail: hans@10xcapital.com

13. Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York.

14. Disputes.

(a) Submission to Jurisdiction.

(i) The Borrower irrevocably and unconditionally (A) agrees that any action, suit, or proceeding arising from or relating to this Note may be brought in the courts of the State of New York sitting in New York County, and in the United States District Court for the Southern District of New York, and B) submits to the exclusive jurisdiction of such courts in any such action, suit, or proceeding. Final judgment against the Borrower in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Nothing in this Section 14(a) shall affect the right of the Noteholder to bring any action, suit, or proceeding relating to this Note against the Borrower or its properties in the courts of any other jurisdiction.

(iii) Nothing in this Section 14(a) shall affect the right of the Noteholder to serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(b) Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue in any action, suit, or proceeding relating to this Note in any court referred to in Section 14(a), and (ii) the defense of inconvenient forum to the maintenance of such action, suit, or proceeding in any such court.

(c) Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

15. Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any individual, corporation, company, limited liability company, trust, joint venture, association, partnership, unincorporated organization, governmental authority, or other entity.

16. Integration. This Note constitutes the entire contract between the Borrower and the Noteholder with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

17. Amendments and Waivers. No term of this Note may be waived, modified, or amended, except by an instrument in writing signed by the Borrower and the Noteholder. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

18. No Waiver; Cumulative Remedies. No failure by the Noteholder to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. The rights, remedies, and powers herein provided are cumulative and not exclusive of any other rights, remedies, or powers provided by law.

19. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or render such term or provision invalid or unenforceable in any other jurisdiction.

20. Counterparts. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (“pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Note.

21. Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic and digital signatures and the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures and paper-based recordkeeping systems, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. Law §§ 301-309), and any other similar state laws based on the Uniform Electronic Transactions Act.

22. Registration Rights. Borrower and Noteholder agree that the Reimbursement Shares shall be Registrable Securities as such term is defined in that certain Registration Rights Agreement, to be entered into at the closing of the Transaction in the form attached as Exhibit C to the Merger Agreement, by and among the SPAC, the Noteholder, Cantor Fitzgerald & Co., and the other parties thereto, as such agreement may be amended from time to time.

IN WITNESS WHEREOF, the Borrower has executed this Note as of October 27, 2023.

AFRICAN AGRICULTURE, INC.

By	/s/ Alan Kessler
Name:	Alan Kessler
Title:	Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED BY NOTEHOLDER

By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Authorized Signatory

EXHIBIT 1

PAYMENTS ON THE LOAN

Date	Principal Amount Paid	Unpaid Principal Balance	Name of Person Making Notation